 Ex. 10.10

SEMPRA ENERGY
SEVERANCE PAY AGREEMENT

THIS AGREEMENT (this "Agreement"), dated as of ____________ (the "Effective Date") is made by and between SEMPRA ENERGY, a California corporation, and ________________ (the "Executive").

WHEREAS, the Executive is currently employed by Sempra Energy or a subsidiary of Sempra Energy (Sempra Energy and its subsidiaries are hereinafter collectively referred to as the "Company") as _________________; and

WHEREAS, the Board of Directors of Sempra Energy (the "Board") has determined that it is in the best interests of the Company to institute formalized severance arrangements for certain of the executives of the Company, including the Executive.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the Company and the Executive hereby agree as follows:

Section 1.	Definitions. For purposes of this Agreement, the following capitalized terms have the meanings set forth below:
"Accounting Firm" has the meaning assigned thereto in Section 9(b) hereof.
"Act" has the meaning assigned thereto in Section 2 hereof.
"Affiliate" has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act.
"Beneficial Owner" has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.
"Buyer" has the meaning assigned thereto in Section 17(i) hereof.

"Cause" means (a) Prior to a Change in Control, (i) the willful failure by the Executive to substantially perform the Executive's duties with the Company (other than any such failure resulting from the Executive's incapacity due to physical or mental illness, (ii) the grossly negligent performance of such obligations referenced in clause (i) of this definition, (iii) the Executive's gross insubordination; and/or (iv) the Executive's commission of one or more acts of moral turpitude that constitute a violation of applicable law (including but not limited to a felony) which have or result in an adverse effect on the Company, monetarily or otherwise, or one or more significant acts of dishonesty. For purposes of clause (i) of this definition, no act, or failure to act, on the Executive's part shall be deemed "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's act, or failure to act, was in the best interests of the Company. (b) From and after a Change in Control, (i) the willful and continued failure by the Executive to substantially perform the Executive's duties with the Company (other than any such failure resulting from the Executive's incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination for Good Reason by the Executive pursuant to Section 3 hereof) and/or (ii) the Executive's commission of one or more acts of moral turpitude that constitute a violation of applicable law (including but not limited to a felony) which have or result in an adverse effect on the Company, monetarily or otherwise, or one or more significant acts of dishonesty. For purposes of clause (i) of this definition, no act, or failure to act, on the Executive's part shall be deemed "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's act, or failure to act, was in the best interests of the Company. Notwithstanding the foregoing, the Executive shall not be deemed terminated for Cause pursuant to clause (i) of this definition unless and until the Executive shall have been provided with reasonable notice of and, if possible, a reasonable opportunity to cure the facts and circumstances claimed to provide a basis for termination of the Executive's employment for Cause.

"Change in Control" shall be deemed to have occurred when:
      Any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates other than in connection with the acquisition by the Company or its Affiliates of a business) representing twenty percent (20%) or more of the combined voting power of the Company's then outstanding securities; or
      The following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the Effective Date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including, but not limited to, a consent solicitation relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company's shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or
      There is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company, at least sixty percent (60%) of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates other than in connection with the acquisition by the Company or its Affiliates of a business) representing twenty percent (20%) or more of the combined voting power of the Company's then outstanding securities; or
      The shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity, at least sixty percent (60%) of the combined voting power of the voting securities of which are owned by shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.
"Change in Control Date" means the date on which a Change in Control occurs.
"Code" means the Internal Revenue Code of 1986, as amended.
"Compensation Committee" means the compensation committee of the Board.
"Consulting Period" has the meaning assigned thereto in Section 13(e) hereof.
"Date of Termination" has the meaning assigned thereto in Section 3(b) hereof.

    "Disability" has the meaning set forth in the Company's long-term disability plan or its successor; provided, however, that the Board may not terminate the Executive's employment hereunder by reason of Disability unless (i) at the time of such termination there is no reasonable expectation that the Executive will return to work within the next ninety (90) day period and (ii) such termination is permitted by all applicable disability laws.

"Exchange Act" means the Securities Exchange Act of 1934, as amended, and the applicable rulings and regulations thereunder.
"Excise Tax" has the meaning assigned thereto in Section 9(a) hereof.
"Good Reason" means:
    Prior to a Change in Control, the occurrence of any of the following without the prior written consent of the Executive, unless such act or failure to act is corrected prior to the Date of Termination specified in the Notice of Termination (as discussed in Section 3 hereof):
        the assignment to the Executive of any duties materially inconsistent with the range of duties and responsibilities appropriate to a senior executive within the Company (such range determined by reference to past, current and reasonable practices within the Company);
        a material reduction in the Executive's overall standing and responsibilities within the Company, but not including (A) a mere change in title or (B) a transfer within the Company, which, in the case of both (A) and (B), does not adversely affect the Executive's overall status within the Company;
        a material reduction by the Company in the Executive's aggregate annualized compensation and benefits opportunities, except for across-the-board reductions (or modifications of benefit plans) similarly affecting all similarly situated executives (both of the Company and of any Person then in control of the Company) of comparable rank with the Executive;
        the failure by the Company to pay to the Executive any portion of the Executive's current compensation and benefits or any portion of an installment of deferred compensation under any deferred compensation program of the Company within thirty (30) days of the date such compensation is due;
        any purported termination of the Executive's employment that is not effected pursuant to a Notice of Termination satisfying the requirements of Section 3 hereof; for purposes of this Agreement, no such purported termination shall be effective;
        the failure by the Company to obtain a satisfactory agreement from any successor of the Company requiring such successor to assume and agree to perform the Company's obligations under this Agreement, as contemplated in Section 15(c) hereof;
        the failure by the Company to provide the indemnification and D&O insurance protection Section 10 of this Agreement requires it to provide; or
        the failure by the Company to comply with any material provision of this Agreement.
    From and after a Change in Control, the occurrence of any of the following without the prior written consent of the Executive, unless such act or failure to act is corrected prior to the Date of Termination specified in the Notice of Termination (as discussed in Section 3 hereof):
        an adverse change in the Executive's title, authority, duties, responsibilities or reporting lines as in effect immediately prior to the Change in Control;
        a reduction by the Company in the Executive's aggregate annualized compensation opportunities, except for across-the-board reductions in base salaries, annual bonus opportunities or long-term incentive compensation opportunities of less than ten percent (10%) similarly affecting all similarly situated executives (both of the Company and of any Person then in control of the Company) of comparable rank with the Executive; or the failure by the Company to continue in effect any material benefit plan in which the Executive participates immediately prior to the Change in Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue the Executive's participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of the Executive's participation relative to other participants, as existed at the time of the Change in Control;
        the relocation of the Executive's principal place of employment immediately prior to the Change in Control Date (the "Principal Location") to a location which is both further away from the Executive's residence and more than thirty (30) miles from such Principal Location, or the Company's requiring the Executive to be based anywhere other than such Principal Location (or permitted relocation thereof), or a substantial increase in the Executive's business travel obligations outside of the Southern California area as of the Effective Date other than any such increase that (A) arises in connection with extraordinary business activities of the Company of limited duration and (B) is understood not to be part of the Executive's regular duties with the Company;
        the failure by the Company to pay to the Executive any portion of the Executive's current compensation and benefits or any portion of an installment of deferred compensation under any deferred compensation program of the Company within thirty (30) days of the date such compensation is due;
        any purported termination of the Executive's employment that is not effected pursuant to a Notice of Termination satisfying the requirements of Section 3 hereof; for purposes of this Agreement, no such purported termination shall be effective;
        the failure by the Company to obtain a satisfactory agreement from any successor of the Company requiring such successor to assume and agree to perform the Company's obligations under this Agreement, as contemplated in Section 15(c) hereof;
        the failure by the Company to provide the indemnification and D&O insurance protection Section 10 of this Agreement requires it to provide; or
        the failure by the Company to comply with any material provision of this Agreement.

    Following a Change in Control, the Executive's determination that an act or failure to act constitutes Good Reason shall be presumed to be valid unless such determination is deemed to be unreasonable by an arbitrator pursuant to the procedure described in Section 12 hereof. The Executive's right to terminate the Executive's employment for Good Reason shall not be affected by the Executive's incapacity due to physical or mental illness. The Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

"Gross-Up Payment" has the meaning assigned thereto in Section 9(a) hereof.

    "Incentive Compensation Awards" means awards granted under Incentive Compensation Plans providing the Executive with the opportunity to earn, on a year-by-year basis, annual and long-term incentive compensation.

    "Incentive Compensation Plans" means annual incentive compensation plans and long-term incentive compensation plans of the Company, which long-term incentive compensation plans may include plans offering stock options, restricted stock and other long-term incentive compensation.

    "Involuntary Termination" means (a) a termination of employment by the Company other than for Cause, death, or Disability, or (b) the Executive's resignation of employment with the Company for Good Reason; provided, however, that except as provided in the last paragraph of Section 6 hereof, a termination of the Executive's employment by reason of his retirement prior to a Change in Control shall not constitute an Involuntary Termination hereunder.

"JAMS Rules" has the meaning assigned thereto in Section 12 hereof.
"Notice of Termination" has the meaning assigned thereto in Section 3(a) hereof.
"Payment" has the meaning assigned thereto in Section 9(a) hereof.

    "Person" has the meaning set forth in section 3(a)(9) of the Exchange Act, as modified and used in sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its Affiliates, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company, or (v) a person or group as used in Rule 13d-1(b) promulgated under the Exchange Act.

"Post-Change in Control Accrued Obligations" has the meaning assigned thereto in Section 6(a) hereof.
"Post-Change in Control Severance Payment" has the meaning assigned thereto in Section 6 hereof.
"Pre-Change in Control Accrued Obligations" has the meaning assigned thereto in Section 5(a) hereof.
"Pre-Change in Control Severance Payment" has the meaning assigned thereto in Section 5 hereof.
"Principal Location" has the meaning assigned thereto in clause (b)(iii) of the definition of Good Reason, above.
"Proprietary Information" has the meaning assigned thereto in Section 13(a) hereof.
"Release" has the meaning assigned thereto in Section 13(d) hereof.
"SERP" has the meaning assigned thereto in Section 6(b) hereof.
"Underpayment" has the meaning assigned thereto in Section 9(b) hereof.
Section 2.

    Sarbanes-Oxley Act of 2002. Notwithstanding anything herein to the contrary, if the Company determines, in its good faith judgment, that any provision of this Agreement is likely to be interpreted as a personal loan prohibited by the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder (the "Act"), then such provision shall be modified as necessary or appropriate so as to not violate the Act; and if this cannot be accomplished, then the Company shall use its reasonable efforts to provide the Executive with similar, but lawful, substitute benefit(s) at a cost to the Company not to significantly exceed the amount the Company would have otherwise paid to provide such benefit(s) to the Executive. In addition, if the Executive is required to forfeit or to make any repayment of any compensation or benefit(s) to the Company under the Act or any other law, such forfeiture or repayment shall not constitute Good Reason.

Section 3.	Notice and Date of Termination
    Any termination of the Executive's employment by the Company or by the Executive shall be communicated by a written notice of termination to the other party (the "Notice of Termination"). Where applicable, the Notice of Termination shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated. Unless the Board determines otherwise, a Notice of Termination by the Executive alleging a termination for Good Reason must be made within 180 days of the act or failure to act that the Executive alleges to constitute Good Reason.
    The date of the Executive's termination of employment with the Company (the "Date of Termination") shall be determined as follows: (i) if the Executive's employment is terminated by the Company, either with or without Cause, the Date of Termination shall be the date specified in the Notice of Termination (which, in the case of a termination by the Company other than for Cause, shall not be less than two (2) weeks from the date such Notice of Termination is given unless the Company elects to pay the Executive, in addition to any other amounts payable hereunder, an amount equal to two (2) weeks of the Executive's Annual Base Salary in effect on the Date of Termination), and (ii) if the basis for the Executive's Involuntary Termination is his resignation for Good Reason, the Date of Termination shall be determined by the Company, but shall not in any event be less than fifteen (15) days nor more than sixty (60) days from the date such Notice of Termination is given.

Section 4.

    Termination from the Board. Upon the termination of the Executive's employment for any reason, the Executive's membership on the Board, the board of directors of any of the Company's Affiliates, any committees of the Board and any committees of the board of directors of any of the Company's Affiliates, if applicable, shall be automatically terminated.

Section 5.	Severance Benefits upon Involuntary Termination Prior to Change in Control

    Except as provided in Section 6 and Section 17(i) hereof, in the event of the Involuntary Termination of the Executive prior to a Change in Control, the Company shall pay the Executive, in one lump sum cash payment as soon as practicable following such Involuntary Termination, (A) the full amount of any earned but unpaid Annual Base Salary through the Date of Termination at the rate in effect on such date, plus (B) an amount (the "Pre-Change in Control Severance Payment") equal to [one-half (1/2) or one (1)] times the sum of (X) the Executive's Annual Base Salary as in effect on the Date of Termination and (Y) the greater of his average annual bonus payment for the two (2) years immediately preceding the Date of Termination or the average of his target bonuses for the two (2) years immediately preceding the Date of Termination. In addition to the Pre-Change in Control Severance Payment, the Executive shall be entitled to the following additional benefits:

    Accrued Obligations. The Company shall pay the Executive a lump sum amount in cash equal to the sum of (A) the Executive's Annual Base Salary through the Date of Termination to the extent not theretofore paid, (B) an amount equal to any annual Incentive Compensation Awards earned with respect to fiscal years ended prior to the year that includes the Date of Termination to the extent not theretofore paid, (C) any accrued and unpaid vacation, if any, and (D) reimbursement for unreimbursed business expenses, if any, properly incurred by the Executive in the performance of his duties in accordance with policies established from time to time by the Board. (The amounts specified in clauses (A), (B), (C) and (D) shall be hereinafter referred to as the "Pre-Change in Control Accrued Obligations").
    Equity Based Compensation. The Executive shall retain all rights to any equity-based compensation awards to the extent set forth in the applicable plan and/or award agreement.
    Welfare Benefits. Subject to Section 11 below, for a period of [six (6) or twelve (12) months] following the Date of Termination (and an additional [six (6) or twelve (12) months] if the Executive provides consulting services under Section 13(e) hereof), the Executive and his dependents shall be provided with health insurance benefits substantially similar to those provided to the Executive and his dependents immediately prior to the Date of Termination; provided, however, that such benefits shall be provided on substantially the same terms and conditions and at the same cost to the Executive as in effect immediately prior to the Date of Termination.
    Outplacement Services. The Executive shall receive outplacement services suitable to his position for a period of [twelve (12), eighteen (18) or twenty-four (24) months] following the Date of Termination, in the aggregate amount not to exceed $50,000. Notwithstanding the foregoing, the Executive shall cease to receive outplacement services on the date the Executive accepts employment with a subsequent employer.
    Financial Planning Services. The Executive shall receive financial planning services for a period of [twelve (12), eighteen (18) or twenty-four (24) months] following the Date of Termination, at a level consistent with the benefits provided under the Company's financial planning program for the Executive as in effect immediately prior to the Date of Termination.
    Deferral of Payments. The Executive shall have the right to elect to defer any lump sum payments received by the Executive pursuant to this Section 5 under the terms and conditions of the Company's nonqualified deferred compensation plan.

Section 6.	Severance Benefits upon Involuntary Termination in Connection with and after Change in Control

    Notwithstanding the provisions of Section 5 above, in the event of the Involuntary Termination of the Executive within two (2) years following a Change in Control, in lieu of the payments described in Section 5 above, the Company shall pay the Executive, in one lump sum cash payment as soon as practicable following such Involuntary Termination, (A) the full amount of any earned but unpaid Annual Base Salary through the Date of Termination at the rate in effect on such date, plus (B) an amount (the "Post-Change in Control Severance Payment") equal to [one (1) or two (2)] times the sum of (X) the Executive's Annual Base Salary as in effect immediately prior to the Change in Control or the Date of Termination, whichever is greater, and (Y) the greater of his average annual bonus payment for the two (2) years immediately preceding the Date of Termination or the average of his target bonuses for the two (2) years immediately preceding the Date of Termination. In addition to the Post-Change in Control Severance Payment, the Executive shall be entitled to the following additional benefits:

    Accrued Obligations. The Company shall pay the Executive a lump sum amount in cash equal to the sum of (A) the Executive's Annual Base Salary through the Date of Termination to the extent not theretofore paid, (B) an amount equal to any annual Incentive Compensation Awards earned with respect to fiscal years ended prior to the year that includes the Date of Termination to the extent not theretofore paid, (C) any accrued and unpaid vacation, if any, (D) reimbursement for unreimbursed business expenses, if any, properly incurred by the Executive in the performance of his duties in accordance with policies established from time to time by the Board, and (E) an amount equal to the target amount payable under any annual Incentive Compensation Awards for the fiscal year that includes the Date of Termination or, if greater, the average of the three (3) years' highest gross annual bonus awards, not necessarily consecutive, paid by the Company (or its predecessor) to the Executive under the Company's Executive Incentive Plan (or any predecessor or successor plan) in the five (5) years preceding the year of Termination multiplied by a fraction the numerator of which shall be the number of days from the beginning of such fiscal year to and including the Date of Termination and the denominator of which shall be 365, in each case to the extent not theretofore paid. (The amounts specified in clauses (A), (B), (C), (D) and (E) shall be hereinafter referred to as the "Post-Change in Control Accrued Obligations").
    [Pension Supplement. The Executive shall receive a lump sum cash payment representing the present value as of the Date of Termination of his or her Supplemental Retirement Plan ("SERP") benefits [if eligible], to be calculated as if the Executive had reached age 62 (or his or her actual age if older), and applying either the applicable early retirement factors under the Company's tax-qualified retirement plan, if the Executive is less than age 62 but at least age 55, or actuarially determined early retirement factors if the Executive is less than age 55 and the applicable lump-sum factors under the Company's tax-qualified retirement plan; and the Executive's termination shall be a "Qualifying Termination" as defined in the Split Dollar Life Insurance Agreement, if any, entered into between the Executive and the Company.]
    Equity-Based Compensation. Notwithstanding the provisions of any applicable equity-compensation plan or award agreement to the contrary, all equity-based Incentive Compensation Awards (including, without limitation, stock options, stock appreciation rights, restricted stock awards, restricted stock units, performance share awards, awards covered under Section 162(m) of the Code, and dividend equivalents) held by the Executive shall immediately vest and become exercisable or payable, as the case may be, as of the Date of Termination, to be exercised or paid, as the case may be, in accordance with the terms of the applicable Incentive Compensation Plan and Incentive Compensation Award agreement, and any restrictions on any such Incentive Compensation Awards shall automatically lapse; provided, however, that any such awards granted on or after June 26, 1998 shall remain outstanding and exercisable until the earlier of (A) the later of eighteen (18) months following the Date of Termination or the period specified in the applicable Incentive Compensation Award agreements or (B) the expiration of the original term of such Incentive Compensation Award (it being understood that all Incentive Compensation Awards granted prior to or after June 26, 1998 shall remain outstanding and exercisable for a period that is no less than that provided for in the applicable agreement in effect as of the date of grant).
    Welfare Benefits. Subject to Section 11 below, for a period of [six (6), twelve (12) or twenty-four (24)] months following the Date of Termination (and an additional twelve (12) months if the Executive provides consulting services under Section 13(e) hereof), the Executive and his dependents shall be provided with life, disability, accident and health insurance benefits substantially similar to those provided to the Executive and his dependents immediately prior to the Date of Termination or the Change in Control Date, whichever is more favorable to the Executive; provided, however, that such benefits shall be provided on substantially the same terms and conditions and at the same cost to the Executive as in effect immediately prior to the Date of Termination or the Change in Control Date, whichever is more favorable to the Executive.
    Outplacement Services. The Executive shall receive outplacement services suitable to his position for a period of [eighteen (18), twenty-four (24) or thirty-six (36)] months following the Date of Termination, in the aggregate amount not to exceed $50,000. Notwithstanding the foregoing, the Executive shall cease to receive outplacement services on the date the Executive accepts employment with a subsequent employer.
    Financial Planning Services. The Executive shall receive financial planning services for a period of [eighteen (18), twenty-four (24) or thirty-six (36)] months following the Date of Termination, at a level consistent with the benefits provided under the Company's financial planning program for the Executive as in effect immediately prior to the Date of Termination.
    Deferral of Payments. The Executive shall have the right to elect to defer any lump sum payments received by the Executive pursuant to this Section 6 under the terms and conditions of the Company's nonqualified deferred compensation plan.

    Notwithstanding anything contained herein, if a Change in Control occurs and the Executive's employment with the Company is terminated by reason of an Involuntary Termination prior to the Change in Control Date, and if such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect the Change in Control or (ii) otherwise arose in connection with or in anticipation of the Change in Control, then the Executive shall, in lieu of the payments described in Section 5 hereof, be entitled to the Post-Change in Control Severance Payment and the additional benefits described in this Section 6 as if such Involuntary Termination had occurred within two (2) years following the Change in Control.

Section 7.

    Severance Benefits upon Termination by the Company for Cause or by the Executive Other than for Good Reason. If the Executive's employment shall be terminated for Cause, or if the Executive terminates employment other than for Good Reason, the Company shall have no further obligations to the Executive under this Agreement other than the Pre-Change in Control Accrued Obligations and any amounts or benefits described in Section 10 hereof.

Section 8.

    Severance Benefits upon Termination due to Death or Disability. If the Executive's employment shall terminate by reason of death or Disability, the Company shall pay the Executive or his estate, as the case may be, the Post-Change in Control Accrued Obligations and any amounts or benefits described in Section 10 hereof. Such payments shall be in addition to those rights and benefits to which the Executive or his estate may be entitled under the relevant Company plans or programs.

Section 9.	Certain Additional Payments by the Company.
    Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise (the "Payment") would be subject (in whole or in part) to the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax (collectively, the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (the "Gross-Up Payment") in an amount such that, after payment by the Executive of all taxes (and any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment. The Company's obligation to make Gross-Up Payments under this Section 9 shall not be conditioned upon the Executive's termination of employment. For purposes of determining the amount of any Gross-Up Payment, the Executive shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence on the date on which the Gross-Up Payment is calculated for purposes of this Section 9, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes, and taking into consideration the phase-out of the Executive's itemized deductions under federal income tax law.
    Subject to the provisions of Section 9(c) below, all determinations required to be made under this Section 9, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized accounting firm as may be agreed by the Company and the Executive (the "Accounting Firm"); provided, that the Accounting Firm's determination shall be made based upon "substantial authority" within the meaning of Section 6662 of the Code. The Accounting Firm shall provide detailed supporting calculations to both the Company and the Executive within fifteen (15) business days of the receipt of notice from the Executive that there has been a Payment or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 9, shall be paid by the Company to the Executive within five (5) days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (the "Underpayment"), consistent with the calculations required to be made hereunder. In the event the Company exhausts its remedies pursuant to Section 9(c) below and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred, and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.
    The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable, but no later than ten (10) business days after the Executive is informed in writing of such claim. The Executive shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that the Company desires to contest such claim, the Executive shall:
        give the Company any information reasonably requested by the Company relating to such claim, take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company, cooperate with the Company in good faith in order effectively to contest such claim, and permit the Company to participate in any proceedings relating to such claim;

    provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest, and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax, income tax or any other taxes (including interest and penalties) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 9(c), the Company shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax, income tax or any other taxes (including interest or penalties) imposed with respect to such advance or with respect to any imputed income in connection with such advance; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which the Gross-Up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

    If, after the receipt by the Executive of a Gross-Up Payment or an amount advanced by the Company pursuant to Section 9(c) above, the Executive becomes entitled to receive any refund with respect to the Excise Tax to which such Gross-Up Payment relates or with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section 9(c) above, if applicable) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 9(c) above, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid, and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.
    Notwithstanding any other provision of this Section 9, the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of the Executive, all or any portion of any Gross-Up Payment, and the Executive hereby consents to such withholding. If such payment is made by the Company to the Internal Revenue Service or other applicable taxing authority, then the Executive shall not be entitled to payment pursuant to Section 9(b) above.
    Any other liability for unpaid or unwithheld Excise Taxes shall be borne exclusively by the Company, in accordance with Section 3403 of the Code. The foregoing sentence shall not in any manner relieve the Company of any of its obligations under this Agreement.

Section 10.

    Nonexclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, plan, program, policy or practice provided by the Company and for which the Executive may qualify (except with respect to any benefit to which the Executive has waived his rights in writing), including, without limitation, any and all indemnification arrangements in favor of the Executive (whether under agreements or under the Company's charter documents or otherwise), and insurance policies covering the Executive, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any other contract or agreement entered into after the Effective Date with the Company. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any benefit, plan, policy, practice or program of, or any contract or agreement entered into with, the Company shall be payable in accordance with such benefit, plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement. At all times during the Executive's employment with the Company and thereafter, the Company shall provide the Executive with indemnification and D&O insurance insuring the Executive against insurable events which occur or have occurred while the Executive was a director or executive officer of the Company, on terms and conditions that are at least as generous as that then provided to any other current or former director or executive officer of the Company or any Affiliate.

Section 11.

    Full Settlement; Mitigation. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others, provided that nothing herein shall preclude the Company from separately pursuing recovery from the Executive based on any such claim. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts (including amounts for damages for breach) payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Executive obtains other employment.

Section 12.	Dispute Resolution.

    Any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or the interpretation of this Agreement or any arrangements relating to this Agreement or contemplated in this Agreement or the breach, termination or invalidity thereof shall be settled by final and binding arbitration administered by JAMS in San Diego, California in accordance with the then existing JAMS arbitration rules applicable to employment disputes (the "JAMS Rules"); provided that, notwithstanding any provision in such rules to the contrary, in all cases the parties shall be entitled to reasonable discovery. In the event of such an arbitration proceeding, the Executive and the Company shall select a mutually acceptable neutral arbitrator from among the JAMS panel of arbitrators. In the event the Executive and the Company cannot agree on an arbitrator, the arbitrator shall be selected in accordance with the then existing JAMS Rules. Neither the Executive nor the Company nor the arbitrator shall disclose the existence, content or results of any arbitration hereunder without the prior written consent of all parties, except to the extent necessary to enforce any arbitration award in a court of competent jurisdiction. Except as provided herein, the Federal Arbitration Act shall govern the interpretation of, enforcement of and all proceedings under this agreement to arbitrate. The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the state of California, or federal law, or both, as applicable, and the arbitrator is without jurisdiction to apply any different substantive law. The arbitrator shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure. The arbitrator shall render an award and a written, reasoned opinion in support thereof. Judgment upon the award may be entered in any court having jurisdiction thereof. The Executive shall not be required to pay any arbitration fee or cost that is unique to arbitration or greater than any amount he would be required to pay to pursue his claims in a court of competent jurisdiction.

Section 13.	Executive's Covenants.
    Confidentiality. The Executive acknowledges that in the course of his employment with the Company, he has acquired non-public privileged or confidential information and trade secrets concerning the operations, future plans and methods of doing business ("Proprietary Information") of the Company and its Affiliates; and the Executive agrees that it would be extremely damaging to the Company and its Affiliates if such Proprietary Information were disclosed to a competitor of the Company and its Affiliates or to any other person or corporation. The Executive understands and agrees that all Proprietary Information has been divulged to the Executive in confidence and further understands and agrees to keep all Proprietary Information secret and confidential (except for such information which is or becomes publicly available other than as a result of a breach by the Executive of this provision or information the Executive is required by any governmental, administrative or court order to disclose) without limitation in time. In view of the nature of the Executive's employment and the Proprietary Information the Executive has acquired during the course of such employment, the Executive likewise agrees that the Company and its Affiliates would be irreparably harmed by any disclosure of Proprietary Information in violation of the terms of this paragraph and that the Company and its Affiliates shall therefore be entitled to preliminary and/or permanent injunctive relief prohibiting the Executive from engaging in any activity or threatened activity in violation of the terms of this paragraph and to any other relief available to them. Inquiries regarding whether specific information constitutes Proprietary Information shall be directed to the Company's Senior Vice President, Public Policy (or, if such position is vacant, the Company's then Chief Executive Officer); provided, that the Company shall not unreasonably classify information as Proprietary Information.
    Non-Solicitation of Employees. The Executive recognizes that he possesses and will possess confidential information about other employees of the Company and its Affiliates relating to their education, experience, skills, abilities, compensation and benefits, and inter-personal relationships with customers of the Company and its Affiliates. The Executive recognizes that the information he possesses and will possess about these other employees is not generally known, is of substantial value to the Company and its Affiliates in developing their business and in securing and retaining customers, and has been and will be acquired by him because of his business position with the Company and its Affiliates. The Executive agrees that at all times during the Executive's employment with the Company and for a period of one (1) year thereafter, he will not, directly or indirectly, solicit or recruit any employee of the Company or its Affiliates for the purpose of being employed by him or by any competitor of the Company or its Affiliates on whose behalf he is acting as an agent, representative or employee and that he will not convey any such confidential information or trade secrets about other employees of the Company and its Affiliates to any other person; provided, however, that it shall not constitute a solicitation or recruitment of employment in violation of this paragraph to discuss employment opportunities with any employee of the Company or its Affiliates who has either first contacted the Executive or regarding whose employment the Executive has discussed with and received the written approval of the Company's Vice President, Human Resources (or, if such position is vacant, the Company's then Chief Executive Officer), prior to making such solicitation or recruitment. In view of the nature of the Executive's employment with the Company, the Executive likewise agrees that the Company and its Affiliates would be irreparably harmed by any solicitation or recruitment in violation of the terms of this paragraph and that the Company and its Affiliates shall therefore be entitled to preliminary and/or permanent injunctive relief prohibiting the Executive from engaging in any activity or threatened activity in violation of the terms of this paragraph and to any other relief available to them.
    Survival of Provisions. The obligations contained in Section 13(a) and Section 13(b) above shall survive the termination of the Executive's employment within the Company and shall be fully enforceable thereafter. If it is determined by a court of competent jurisdiction in any state that any restriction in Section 13(a) or Section 13(b) above is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.
    Release; Lump Sum Payment. In the event the Executive's employment is terminated by the Company other than for Cause, death or Disability or the Executive shall terminate his employment for Good Reason, if the Executive agrees (i) to the covenants described in Section 13(a) and Section 13(b) above, (ii) to execute a release (the "Release") of all claims substantially in the form attached hereto as Exhibit A within forty-five (45) days after the applicable Date of Termination and does not revoke such release in accordance with the terms thereof, and (iii) to provide the consulting services described in Section 13(e) below, then in consideration for such covenants, the Company shall pay the Executive a lump sum amount in cash equal to [one-half (1/2) or one (1) times] the sum of (A) the Executive's Annual Base Salary and (B) the greater of the Executive's target bonus for the year of termination under the Company's Executive Incentive Plan (or any successor plan) or the average of the two (2) years' highest gross annual bonus awards, not necessarily consecutive, paid by the Company (or its predecessor) to the Executive under the Company's Executive Incentive Plan (or any predecessor or successor plan) in the five (5) years preceding the year of termination. The amount specified in this Section 13(d) shall be paid as soon as practicable following the Executive's execution of the Release, and the Executive shall have the right to elect to defer such payment under the terms and conditions of the Company's nonqualified deferred compensation plan.
    Consulting. If the Executive agrees to the covenants described in Section 13(d) above, then the Executive shall have the obligation to provide consulting services to the Company as an independent contractor, commencing on the Date of Termination and ending on the [first or second] anniversary of the Date of Termination (the "Consulting Period"). The Executive shall hold himself available at reasonable times and on reasonable notice to render such consulting services as may be so assigned to him by the Board or the Company's then Chief Executive Officer; provided, however, that unless the parties otherwise agree, the consulting services rendered by the Executive during the Consulting Period shall not exceed twenty (20) hours each month. The Company agrees to use its best efforts during the Consulting Period to secure the benefit of the Executive's consulting services so as to minimize the interference with the Executive's other activities, including requiring the performance of consulting services at the Company's offices only when such services may not be reasonably performed off-site by the Executive.

Section 14.

    Legal Fees. In the event of the termination of the Executive's employment within two (2) years following a Change in Control, the Company shall pay to the Executive all legal fees and expenses (including but not limited to fees and expenses in connection with any arbitration) incurred by the Executive in disputing in good faith any issue arising under this Agreement relating to the termination of the Executive's employment or in seeking in good faith to obtain or enforce any benefit or right provided by this Agreement, but in each case only to the extent the arbitrator or court determines that the Executive had a reasonable basis for such claim. Notwithstanding the foregoing, in the event of the termination of the Executive's employment prior to a Change in Control, the Executive, if he is the prevailing party, shall be entitled to recover all legal fees and expenses incurred in disputing in good faith any issue arising under this Agreement.

Section 15.	Successors.
    Assignment by Executive. This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.
    Successors and Assigns of Company. This Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns. The Company may not assign this Agreement to any person or entity (except for a successor described in Section 15(c) below) without the Executive's written consent.
    Assumption. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its businesses and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law or otherwise.

Section 16.

    Administration Prior to Change in Control. Prior to a Change in Control, the Compensation Committee shall have full and complete authority to construe and interpret the provisions of this Agreement, to determine an individual's entitlement to benefits under this Agreement, to make in its sole and absolute discretion all determinations contemplated under this Agreement, to investigate and make factual determinations necessary or advisable to administer or implement this Agreement, and to adopt such rules and procedures as it deems necessary or advisable for the administration or implementation of this Agreement. All determinations made under this Agreement by the Compensation Committee shall be final and binding on all interested persons. Prior to a Change in Control, the Compensation Committee may delegate responsibilities for the operation and administration of this Agreement to one or more officers or employees of the Company. The provisions of this Section 16 shall terminate and be of no further force and effect upon the occurrence of a Change in Control.

Section 17.	Miscellaneous.
    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to its principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended, modified, repealed, waived, extended or discharged except by an agreement in writing signed by the party against whom enforcement of such amendment, modification, repeal, waiver, extension or discharge is sought. No person, other than pursuant to a resolution of the Board or a committee thereof, shall have authority on behalf of the Company to agree to amend, modify, repeal, waive, extend or discharge any provision of this Agreement or anything in reference thereto.
    Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed, in either case, to the Company's headquarters or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notices and communications shall be effective when actually received by the addressee.
    Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
    Taxes. The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.
    No Waiver. The Executive's or the Company's failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 1 hereof, or the right of the Company to terminate the Executive's employment for Cause pursuant to Section 1 hereof shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.
    Entire Agreement; Exclusive Benefit. This instrument contains the entire agreement of the Executive, the Company or any predecessor or subsidiary thereof with respect to any severance or termination pay. The Pre-Change in Control Severance Payment, the Post-Change in Control Severance Payment and all other benefits provided hereunder shall be in lieu of any other severance payments to which the Executive is entitled under any other severance plan or program or arrangement sponsored by the Company, as well as pursuant to any individual employment or severance agreement that was entered into by the Executive and the Company, and, upon the Effective Date of this Agreement, all such plans, programs, arrangements and agreements are hereby automatically superseded and terminated.
    No Right of Employment. Nothing in this Agreement shall be construed as giving the Executive any right to be retained in the employ of the Company or shall interfere in any way with the right of the Company to terminate the Executive's employment at any time, with or without Cause.
    Unfunded Obligation. The obligations under this Agreement shall be unfunded. Benefits payable under this Agreement shall be paid from the general assets of the Company. The Company shall have no obligation to establish any fund or to set aside any assets to provide benefits under this Agreement.
    Termination. Notwithstanding anything contained herein, this Agreement shall automatically terminate and be of no further force and effect and no benefits shall be payable hereunder in the event that the Company sells or otherwise disposes of any part of the business or assets of the Company (other than such a sale or disposition which is part of a transaction or series of transactions which would result in a Change in Control) and as a result of such transaction, (i) the Executive becomes an employee of the buyer of such business or assets (the "Buyer") or (ii) the Executive is offered employment by the Buyer in an executive position with reasonably comparable status, compensation, benefits and severance agreement and which is consistent with the Executive's experience and education, but the Executive declines to accept such offer.
    Term. The term of this Agreement shall commence on the Effective Date and shall continue until the third (3rd) anniversary of the Effective Date; provided, however, that commencing on the second (2nd) anniversary of the Effective Date (and each anniversary of the Effective Date thereafter), the term of this Agreement shall automatically be extended for one (1) additional year, unless at least ninety (90) days prior to such date, the Company or the Executive shall give written notice to the other party that it or he, as the case may be, does not wish to so extend this Agreement. Notwithstanding the foregoing, if the Company gives such written notice to the Executive less than two (2) years after a Change in Control, the term of this Agreement shall be automatically extended until the later of (A) the date that is one (1) year after the anniversary of the Effective Date that follows such written notice or (B) the second (2nd) anniversary of the Change in Control Date.
    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

    IN WITNESS WHEREOF, the Executive and, pursuant to due authorization from its Board of Directors, the Company have caused this Agreement to be executed as of the day and year first above written.

SEMPRA ENERGY _____________________________________
G. Joyce Rowland Senior Vice President, Human Resources
_____________________________________ Date

EXECUTIVE _____________________________________
[___________________]
_____________________________________ Date

EXHIBIT A

GENERAL RELEASE

This GENERAL RELEASE (the "Agreement"), dated ___________, is made by and between ______________________________, a California corporation (the "Company") and ___________________________ ("you" or "your").

WHEREAS, you and the Company have previously entered into that certain Severance Pay Agreement dated ____________, 2006 (the "Severance Pay Agreement"); and

WHEREAS, Section 13(d) of the Severance Pay Agreement provides for the payment of a benefit to you by the Company in consideration for certain covenants, including your execution and non-revocation of a general release of claims by you against the Company and its subsidiaries and affiliates.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, you and the Company hereby agree as follows:

ONE: Your signing of this Agreement confirms that your employment with the Company shall terminate at the close of business on ____________, or earlier upon our mutual agreement.

TWO: As a material inducement for the payment of the benefit under Section 13 of that certain Severance Pay Agreement between you and the Company, and except as otherwise provided in this Agreement, you and the Company hereby irrevocably and unconditionally release, acquit and forever discharge the other from any and all Claims either may have against the other. For purposes of this Agreement and the preceding sentence, the words "Releasee" or "Releasees" and "Claim" or "Claims" shall have the meanings set forth below:

(a) The words "Releasee" or "Releasees" shall refer to you and to the Company and each of the Company's owners, stockholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, advisors, parent companies, divisions, subsidiaries, affiliates (and agents, directors, officers, employees, representatives, attorneys and advisors of such parent companies, divisions, subsidiaries and affiliates) and all persons acting by, through, under or in concert with any of them.

(b) The words "Claim" or "Claims" shall refer to any charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys' fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, which you or the Company now, in the past or, except as limited by law or regulation such as the Age Discrimination in Employment Act (ADEA), in the future may have, own or hold against any of the Releasees; provided, however, that the word "Claim" or "Claims" shall not refer to any charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys' fees and costs actually incurred) arising under [identify severance, employee benefits, stock option, indemnification and D&O and other agreements containing duties, rights obligations etc. of either party that are to remain operative]. Claims released pursuant to this Agreement by you and the Company include, but are not limited to, rights arising out of alleged violations of any contracts, express or implied, any tort, any claim that you failed to perform or negligently performed or breached your duties during employment at the Company, any legal restrictions on the Company's right to terminate employees or any federal, state or other governmental statute, regulation, or ordinance, including, without limitation: (1) Title VII of the Civil Rights Act of 1964 (race, color, religion, sex and national origin discrimination); (2) 42 U.S.C. Section 1981 (discrimination); (3) 29 U.S.C. Section 621-634 (age discrimination); (4) 29 U.S.C. Section 206(d)(l) (equal pay); (5) 42 U.S.C. Section 12101, et seq. (disability); (6) the California Constitution, Article I, Section 8 (discrimination); (7) the California Fair Employment and Housing Act (discrimination, including race, color, national origin, ancestry, physical handicap, medical condition, marital status, religion, sex or age); (8) California Labor Code Section 1102.1 (sexual orientation discrimination); (9) Executive Order 11246 (race, color, religion, sex and national origin discrimination); (10) Executive Order 11141 (age discrimination); (11) Section 503 and 504 of the Rehabilitation Act of 1973 (handicap discrimination); (12) The Worker Adjustment and Retraining Act (WARN Act); (13) the California Labor Code (wages, hours, working conditions, benefits and other matters); (14) the Fair Labor Standards Act (wages, hours, working conditions and other matters); the Federal Employee Polygraph Protection Act (prohibits employer from requiring employee to take polygraph test as condition of employment); and (15) any federal, state or other governmental statute, regulation or ordinance which is similar to any of the statutes described in clauses (1) through (14).

THREE: You and the Company expressly waive and relinquish all rights and benefits afforded by any statute (including but not limited to Section 1542 of the Civil Code of the State of California) which limits the effect of a release with respect to unknown claims. You and the Company do so understanding and acknowledging the significance of the release of unknown claims and the waiver of statutory protection against a release of unknown claims (including but not limited to Section 1542). Section 1542 of the Civil Code of the State of California states as follows:

"A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

Thus, notwithstanding the provisions of Section 1542 or of any similar statute, and for the purpose of implementing a full and complete release and discharge of the Releasees, you and the Company expressly acknowledge that this Agreement is intended to include in its effect, without limitation, all Claims which are known and all Claims which you or the Company do not know or suspect to exist in your or the Company's favor at the time of execution of this Agreement and that this Agreement contemplates the extinguishment of all such Claims.

FOUR: The parties acknowledge that they might hereafter discover facts different from, or in addition to, those they now know or believe to be true with respect to a Claim or Claims released herein, and they expressly agree to assume the risk of possible discovery of additional or different facts, and agree that this Agreement shall be and remain effective, in all respects, regardless of such additional or different discovered facts.

FIVE: You hereby represent and acknowledge that you have not filed any Claim of any kind against the Company or others released in this Agreement. You further hereby expressly agree never to initiate against the Company or others released in this Agreement any administrative proceeding, lawsuit or any other legal or equitable proceeding of any kind asserting any Claims that are released in this Agreement.

The Company hereby represents and acknowledges that it has not filed any Claim of any kind against you or others released in this Agreement. The Company further hereby expressly agrees never to initiate against you or others released in this Agreement any administrative proceeding, lawsuit or any other legal or equitable proceeding of any kind asserting any Claims that are released in this Agreement.

SIX: You hereby represent and agree that you have not assigned or transferred, or attempted to have assigned or transfer, to any person or entity, any of the Claims that you are releasing in this Agreement.

The Company hereby represents and agrees that it has not assigned or transferred, or attempted to have assigned or transfer, to any person or entity, any of the Claims that it is releasing in this Agreement.

SEVEN: As a further material inducement to the Company to enter into this Agreement, you hereby agree to indemnify and hold each of the Releasees harmless from all loss, costs, damages, or expenses, including without limitation, attorneys' fees incurred by the Releasees, arising out of any breach of this Agreement by you or the fact that any representation made in this Agreement by you was false when made.

As a further material inducement to you to enter into this Agreement, the Company hereby agrees to indemnify and hold each of the Releasees harmless from all loss, costs, damages, or expenses, including without limitation, attorneys' fees incurred by the Releasees, arising out of any breach of this Agreement by it or the fact that any representation made in this Agreement by it was knowingly false when made.

EIGHT: You and the Company represent and acknowledge that in executing this Agreement, neither is relying upon any representation or statement not set forth in this Agreement or the Severance Agreement.

NINE:

(a) This Agreement shall not in any way be construed as an admission by the Company that it has acted wrongfully with respect to you or any other person, or that you have any rights whatsoever against the Company, and the Company specifically disclaims any liability to or wrongful acts against you or any other person, on the part of itself, its employees or its agents. This Agreement shall not in any way be construed as an admission by you that you have acted wrongfully with respect to the Company, or that you failed to perform your duties or negligently performed or breached your duties, or that the Company had good cause to terminate your employment.

(b) If you are a party or are threatened to be made a party to any proceeding by reason of the fact that you were an officer or director of the Company, the Company shall indemnify you against any expenses (including reasonable attorneys' fees; provided, that counsel has been approved by the Company prior to retention, which approval shall not be unreasonably withheld), judgments, fines, settlements and other amounts actually or reasonably incurred by you in connection with that proceeding; provided, that you acted in good faith and in a manner you reasonably believed to be in the best interest of the Company. The limitations of California Corporations Code Section 317 shall apply to this assurance of indemnification.

(c) You agree to cooperate with the Company and its designated attorneys, representatives and agents in connection with any actual or threatened judicial, administrative or other legal or equitable proceeding in which the Company is or may become involved. Upon reasonable notice, you agree to meet with and provide to the Company or its designated attorneys, representatives or agents all information and knowledge you have relating to the subject matter of any such proceeding. The Company agrees to reimburse you for any reasonable costs you incur in providing such cooperation.

TEN: This Agreement is made and entered into in California. This Agreement shall in all respects be interpreted, enforced and governed by and under the laws of the State of California and applicable Federal law. Any dispute about the validity, interpretation, effect or alleged violation of this Agreement (an "arbitrable dispute") must be submitted to arbitration in San Diego, California. Arbitration shall take place before an experienced employment arbitrator licensed to practice law in such state and selected in accordance with the then existing JAMS arbitration rules applicable to employment disputes; provided, however, that in any event, the arbitrator shall allow reasonable discovery. Arbitration shall be the exclusive remedy for any arbitrable dispute. The arbitrator in any arbitrable dispute shall not have authority to modify or change the Agreement in any respect. You and the Company shall each be responsible for payment of one-half (1/2) the amount of the arbitrator's fee(s); provided, however, that in no event shall you be required to pay any fee or cost of arbitration that is unique to arbitration or exceeds the costs you would have incurred had any arbitrable dispute been pursued in a court of competent jurisdiction. The Company shall make up any shortfall. Should any party to this Agreement institute any legal action or administrative proceeding against the other with respect to any Claim waived by this Agreement or pursue any arbitrable dispute by any method other than arbitration, the prevailing party shall be entitled to recover from the non-prevailing party all damages, costs, expenses and attorneys' fees incurred as a result of that action. The arbitrator's decision and/or award shall be rendered in writing and will be fully enforceable and subject to an entry of judgment by the Superior Court of the State of California for the County of San Diego, or any other court of competent jurisdiction.

ELEVEN: Both you and the Company understand that this Agreement is final and binding eight (8) days after its execution and return. Should you nevertheless attempt to challenge the enforceability of this Agreement as provided in Paragraph TEN or, in violation of that Paragraph, through litigation, as a further limitation on any right to make such a challenge, you shall initially tender to the Company, by certified check delivered to the Company, all monies received pursuant to Section 13(d) of the Severance Pay Agreement, plus interest, and invite the Company to retain such monies and agree with you to cancel this Agreement and void the Company's obligations under Section 13(d) of the Severance Pay Agreement. In the event the Company accepts this offer, the Company shall retain such monies and this Agreement shall be canceled and the Company shall have no obligation under Section 13(d) of the Severance Pay Agreement. In the event the Company does not accept such offer, the Company shall so notify you and shall place such monies in an interest-bearing escrow account pending resolution of the dispute between you and the Company as to whether or not this Agreement and the Company's obligations under Section 13(d) of the Severance Pay Agreement shall be set aside and/or otherwise rendered voidable or unenforceable. Additionally, any consulting agreement then in effect between you and the Company shall be immediately rescinded with no requirement of notice.

TWELVE: Any notices required to be given under this Agreement shall be delivered either personally or by first class United States mail, postage prepaid, addressed to the respective parties as follows:

To Company:	[TO COME]
Attn: [TO COME]
To You:	_________________
_________________
_________________

THIRTEEN: You understand and acknowledge that you have been given a period of forty-five (45) days to review and consider this Agreement (as well as statistical data on the persons eligible for similar benefits) before signing it and may use as much of this forty-five (45) day period as you wish prior to signing. You are encouraged, at your personal expense, to consult with an attorney before signing this Agreement. You understand and acknowledge that whether or not you do so is your decision. You may revoke this Agreement within seven (7) days of signing it. If you wish to revoke, the Company's Vice President, Human Resources must receive written notice from you no later than the close of business on the seventh (7th) day after you have signed the Agreement. If revoked, this Agreement shall not be effective and enforceable, and you will not receive payments or benefits under Section 13(d) of the Severance Pay Agreement.

FOURTEEN: This Agreement constitutes the entire agreement of the parties hereto and supersedes any and all other agreements (except the Severance Pay Agreement) with respect to the subject matter of this Agreement, whether written or oral, between you and the Company. All modifications and amendments to this Agreement must be in writing and signed by the parties.

FIFTEEN: Each party agrees, without further consideration, to sign or cause to be signed, and to deliver to the other party, any other documents and to take any other action as may be necessary to fulfill the obligations under this Agreement.

SIXTEEN: If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provisions or application; and to this end the provisions of this Agreement are declared to be severable.

SEVENTEEN: This Agreement may be executed in counterparts.

I have read the foregoing General Release, and I accept and agree to the provisions it contains and hereby execute it voluntarily and with full understanding of its consequences. I am aware it includes a release of all known or unknown claims.

DATED: __________
__________________________________________
DATED: __________
__________________________________________

You acknowledge that you first received this Agreement on [date].
_________________________